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                                                                      EXHIBIT 12
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                           COMPUTATION OF EARNINGS TO
                         FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                                              FOR THE YEARS ENDED DECEMBER 31,
                                               (IN THOUSANDS, EXCEPT RATIOS)
                                     ------------------------------------------------
                                       1994      1993      1992      1991      1990
                                     --------  --------  --------  --------  --------
Earnings from continuing
 operations .......................  $ 45,043  $ 41,812  $ 45,239  $ 44,929  $ 42,544
Income taxes ......................    19,901    19,565    18,595    18,918    18,648
                                     --------  --------  --------  --------  --------
Earnings from continuing
 operations before income taxes ...    64,944    61,377    63,834    63,847    61,192
                                     --------  --------  --------  --------  --------

Fixed charges:
 Interest, long-term debt .........    23,194    22,089    26,142    28,192    26,190
 Interest, other ..................     2,542     2,750     1,604     2,233     5,515
 Amortization of debt expense and
    premium, net ..................     1,223     1,402     1,282     1,118       983
 Portion of rental expense
    representative of interest
    factor ........................       707       485       547       527       595
                                     --------  --------  --------  --------  --------
       Total fixed charges ........    27,666    26,726    29,575    32,070    33,283
                                     --------  --------  --------  --------  --------
Earnings from continuing
 operations before income
 taxes and fixed charges ..........  $ 92,610  $ 88,103  $ 93,409  $ 95,917  $ 94,475
                                     ========  ========  ========  ========  ========
Ratio of earnings to fixed
 charges ..........................     3.35x     3.30x     3.16x     2.99x     2.84x


Fixed charges from above ..........  $ 27,666  $ 26,726  $ 29,575  $ 32,070  $ 33,283
Preferred dividends ...............     2,966     3,008     3,440     3,008     1,267
                                     --------  --------  --------  --------  --------
 Total fixed charges and
   preferred stock dividends ......  $ 30,632  $ 29,734  $ 33,015  $ 35,078  $ 34,550
                                     ========  ========  ========  ========  ========
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends ..................     3.02x     2.96x     2.83x     2.73x     2.73x
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